Exhibit 10.1

ZOOM TECHNOLOGIES, INC.
 Sanlitun SOHO, Building A, 11th Floor
No.8 Workers Stadium North Road
Chaoyang District, Beijing, China 100027
Phone: +86-10-5935-9000
Fax: +86-10-5935-9003

January 13, 2014

Tinho Union Holding Group
深圳市天河联盟科技有限公司
 28th Floor, Sunshine Golf Building,
Shennan Road, Futian District, Shenzhen, P.R.C.

Gentlemen:

This Letter of Intent ("Letter of Intent") outlines the general terms and conditions of a bona fide strategic transaction pursuant to which Zoom Technologies, Inc., a Delaware Corporation ("Zoom" or the "Company"), proposes to acquire 100% of the outstanding shares of Tinho Union Holding Group (深圳市天河联盟科技有限公司) and its subsidiaries ("Tinho") as contemplated hereunder (the "Proposed Transaction"), with the proposed terms and conditions in Exhibit A attached hereto (the "Term Sheet"). This Letter of Intent and the accompanying Term Sheet are subject to final terms and conditions, which will be mutually accepted and fully described in a definitive agreement governing the Proposed Transaction (the "Definitive Agreement").

Tinho is a leading B2B e-commerce platform provider for the travel industry in China. Tinho's innovative platform aggregates and streamlines a vast inventory of travel products, including air, hotels, car rentals, and vacation packages from travel service providers worldwide to enable customers to easily and accurately find best deals in real-time. Tinho also provides full-service, customized travel solutions to corporate clients. Tinho distributes its platform through websites (www.thlm.com.cn), franchise model, direct-sale model and 24-hour toll-free call centers. Founded in 2009, Tinho is headquartered in Shenzhen, China with over 200 employees.

This Letter of Intent may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or other electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or other electronic signature page were an original thereof.

This Letter of Intent, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed under and in accordance with the laws of the State of New York, without regard to conflicts of law principles that would result in the application of any law other than the laws of the State of New York. Each party to this Letter of Intent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court, or if such court does not have jurisdiction, any New York State court, in either case sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Letter of Intent or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

With the exception of the sections entitled "Exclusivity", "Termination", "Transaction Costs", "Governing Law and Jurisdiction", "Confidentiality", "Publicity" and "Notice" (the "Binding Provisions"), this Letter of Intent does not, nor is it intended to, constitute a binding agreement. Unless and until the Definitive Agreement has been executed, neither of the parties will be under any legal obligation of any kind whatsoever with respect to the proposed transaction by virtue of this letter of intent, except for the Binding Provisions.

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Letter of Intent.

Very Truly Yours,

ZOOM TECHNOLOGIES, INC.
 Sanlitun SOHO, Building A, 11th Floor,
No.8 Workers Stadium North Road, Chaoyang District, Beijing, China 100027

By:/s/ Patrick Wong
Patrick Wong
Chief Financial Officer, Secretary, and Director

Accepted and Agreed to as of January 13, 2014

Tinho Union Holding Group
深圳市天河联盟科技有限公司
 28th Floor, Sunshine Golf Building,
Shennan Road, Futian District, Shenzhen, P.R.C.

By: /s/ Yang Jie
Mr. Yang Jie, Chairman of the Board

EXHIBIT A - TERM SHEET (all figures in US$)
Acquiring Entity: Place of Incorporation: Trading Symbol: Stock Exchange: Basic Shares Outstanding: Derivative Shares Outstanding:

Zoom Technologies, Inc. (the "Company" or "Zoom")

State of Delaware, U.S.A.

ZOOM

Nasdaq Capital Market ("NasdaqCM")

3,121,185 common shares as of January 4, 2014

700,441 warrants exercisable at $17.30

162,752 warrants exercisable at $47.10

667 warrants exercisable at $69.00

246,000 options exercisable at weighted average price at $13.30

Authorized Common Stock: Authorized Preferred Stock:	60,000,000 shares of $0.01 par value 1,000,000 shares of $0.01 par value
Acquisition Target Company:

Tinho Union Holding Group ("Tinho")

A company will be formed by the existing shareholders of Tinho, which is expected to hold, directly or indirectly, 100% of the equity securities of Tinho (the "Target").

Resulting Company Structure:	Zoom directly or indirectly owning 100% of Tinho.
Total Consideration to be Paid by Zoom to Tinho Shareholders:

Approximately US$81.0 million in total (the "Tinho Valuation"), consisting of 9,363,585 shares of Zoom's common stock (the "Consideration Shares") valued at the price of US$8.6505 (the "Price"). The amount of Consideration Shares and the Price shall not be subject to any adjustment based solely on future closing prices of Zoom's common stock, provided that Zoom's financial advisor confirms the Tinho Valuation, the Consideration Shares and the Price in its fairness opinion.

Economic Effect of the Derivative Shares:

Zoom shall use its best efforts to discuss with its holders of the warrants and options such that the per share exercise prices of such warrants and options set out on this Term Sheet will remain as those stated on this Term Sheet as of the Closing (as defined below), and will not be reduced as a result of the Proposed Transaction other than as is required by the terms of such warrants and options.

Registration:

The Tinho shareholders shall have rights to require Zoom to register the resale of the Consideration Shares in an appropriate registration statement to be filed by Zoom on a form acceptable to the shareholders of Tinho.

Lock-Ups:

Pursuant to the terms of the Make Good Provision below, 50% of the Consideration Shares or 4,681,792 shares of common stock (the "Escrow Shares"), shall be held in escrow (the "Escrow"). 50% of the Escrow Shares shall be released once 2013 Milestone (as defined below) has been met and 50% of the Escrow Shares shall be released once 2014 Milestone (as defined below) has been met.

For the avoidance of doubts, shareholders of such Escrow Shares shall be entitled to vote all of their Escrow Shares prior to and after their release from the Escrow, unless such shares are cancelled prior to the release from the Escrow.

Make Good Provision:

The net income (as defined by U.S. generally accepted accounting principles ("GAAP") of Tinho (1) for the fiscal year ending December 31, 2013 (as a standalone entity with 2013 full year's financial statements) will not be less than RMB50 million ("2013 Milestone"); and (2) for the fiscal year ending December 31, 2014 will not be less than RMB 68 million (as a standalone entity with 2014 full year's financial statements) ("2014 Milestone").

If either the 2013 Milestone or the 2014 Milestone is not met, the Escrow Shares will be settled as follows:

  If the net income for the 2013 fiscal year is more than RMB25 million but less than RMB 50 million, then 50% of the Escrow Shares, which is equal to 2,340,896 shares, will be reduced proportionally. (For example: If the net income for the 2013 fiscal year is RMB 45 million, which is 10% less than the 2013 Milestone, then 234,089 shares, or 2.5% of the Consideration Shares will be cancelled); and

  If the net income for the 2013 fiscal year is under RMB 25 million, then 50% of the Escrow Shares, which is equal to 2,340,896 shares, will be cancelled.

  If the net income for the 2014 fiscal year is more than RMB 50 million but less than RMB 68 million, then 50% of the Escrow Shares, which is equal to 2,340,896 shares, will be reduced proportionally. (For example: If the net income for the 2014 fiscal year is RMB 61.2 million, which is 10% less than the 2014 Milestone, then 234,089 shares, or 2.5% of the Consideration Shares will be cancelled).

  If the net income for the 2014 fiscal year is under RMB 50 million, then 50% of the Escrow Shares, which is equal to 2,340,896 shares, will be cancelled.

The net income commitment is based on: (i) with respect to the 2013 Milestone, the current business of Tinho only; and (ii) with respect to the 2014 Milestone, the current business of Tinho and Zoom collectively, without any future acquisitions.

Conditions:

Consummation of the Proposed Transaction as contemplated hereby will be subject to customary conditions, including but not limited to:

  The Chief Executive Officer of Zoom and its Board of Directors resigning from their positions with Zoom effective as of the Closing without any parachute or termination payments being due or payable to them;

  Designees of shareholders of Tinho or the Target, as the case may be, being appointed, as of Closing, as the Chief Executive Officer and the Board of Directors of Zoom;

  On the date of the Closing:

  all other assets and liabilities (including all contingent liabilities) (other than cash), shall be removed from Zoom's balance sheet which shall be provided to Tinho for review at least 10 business days prior to the Closing date ;

  Zoom's balance sheet shall contain cash in an amount not less than US$27,000,000; provided, that if such amount is materially reduced as a result of any cash adjustments paid to Zoom's warrant holders in connection with the Proposed Transaction, Zoom and Tinho shall negotiate an adjustment to the terms herein to address the amount of the shortfall;

  Use of the US$27,000,000 of cash will require approval by a majority of the independent directors of Zoom on a going forward basis (details will be discussed and included in the Definitive Agreement).

Additional Closing Conditions:

The Proposed Transaction is subject to customary conditions appropriate for a similar share exchange transaction or merger, including:

  Other than those affecting the industries, no material adverse change in the business, subsidiaries, operations, prospects or financial condition of Zoom or Tinho, unless waived by the other party;

  The representations and warranties of both parties being true and correct at signing of the Definitive Documents and the Closing;

  Receipt of all equity holders, governmental, regulatory and third party requisite approvals and consents, including the completion of any U.S. Securities and Exchange Commission ("SEC") procedures and the required approvals of Zoom's stockholders in a form satisfactory to Zoom and Tinho provided that as it relates to a condition to Closing, that Zoom and Tinho shall use their reasonable best efforts to obtain the foregoing approvals and consents;

  The terms and conditions of the Proposed Transaction must be acceptable to both Zoom and Tinho and approved by each of their respective Boards of Directors;

  There is no relationship of partnership, agency, employment, or joint venture between the parties. No party has the authority to bind the other or incur any obligation on its behalf;

  So long as Zoom has complied with all applicable laws, particularly the ones required by the SEC relating to Zoom's financial statements, Tinho shall procure within the time period provided below, audited financial statements suitable for inclusion in a proxy statement on Schedule 14A and current report on Form 8-K (or similar form as required by the SEC) in connection with the Closing, and acknowledges that a Form 8-K filing is required within four (4) business days following the Closing, provided that Zoom makes such filings on time, as specified here. Tinho acknowledges that Zoom expects that the audited financial statements of Tinho will include those covering the financial years ended December 31, 2013, 2012, and 2011 (such audited financial statements, the "Audited Financial Statements").Such Audited Financial Statements will be delivered to Zoom on or prior to February 28, 2014, unless otherwise agreed by all the parties;

  Each of Tinho and Zoom agrees to provide the other party with any information relating to any government filings contemplated by the Proposed Transaction, and consents to the disclosure of such if and when required under federal securities law;

  Subject to such customary additional terms not inconsistent with the above as agreed between the parties;

  The results of the due diligence to be conducted by legal, financial and accounting advisors and other representatives of each party, as the case may be, being satisfactory to the Boards of Directors of Tinho and Zoom in their sole discretion;

  Receipt by Zoom of a fairness opinion issued by Zoom's financial advisor that confirms the Tinho Valuation, the Consideration Shares and the Price; and

  The indemnifications provided by both parties being satisfactory to the other party, as the case may be.

Penalty:

If any party commits any material breach (other than the Exclusivity and Termination provisions below) of the Definitive Agreement that makes the final Closing impossible or impracticable, and there is no basis for any force majeure (which includes any event that is unforeseeable, unavoidable or the consequences whereof is insurmountable or immaterial, including without limitation SEC requirements), the breaching party shall pay US$1.0 million to the other party (the "Penalty").

Exclusivity:

For a period starting on January 15, 2014 until the earlier of (i) (x) June 30, 2014, or (y) the time all parties agree in writing that they no longer desire to pursue the Proposed Transaction, or (ii) execution of a Definitive Agreement (the "Exclusivity Period", which may be extended upon both parties' written consent), the parties shall not engage in discussions with any third party regarding a merger, acquisition, equity financing, business combination or any similar transaction; provided however, that Tinho or the Target shall be entitled to conduct equity financing during this period. Notwithstanding the foregoing, nothing shall preclude or restrict the directors of Zoom from considering or negotiating any Acquisition Proposal that may be a Superior Proposal or from considering, negotiating, approving, recommending to the Zoom shareholders or entering into an agreement in respect of a Superior Proposal from any person if the directors of Zoom determine in good faith after consulting with outside counsel that such action is necessary or advisable for such directors to act in a manner consistent with his or her fiduciary duties under applicable law.

For the purpose of this Letter of Intent, "Acquisition Proposal" means any inquiry or the making of any proposal or offer, or public announcement of an intention to make a proposal or offer, to Zoom or its security holders from any person or group of persons "acting jointly or in concert" (within the meaning of the U.S. federal securities laws) which constitutes, or may be reasonably expected to lead to (in either case whether in one transaction or a series of transactions):

(a) any take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, merger, tender offer, exchange offer, consolidation, recapitalization, reorganization, liquidation, dissolution or winding-up in respect of Zoom;

(b) any sale of assets (or any lease, long-term supply arrangement, license or other arrangement having the same economic effect as a sale) of Zoom or its subsidiaries representing 20% or more of the consolidated assets, revenues or earnings of Zoom; and

(c) any sale or issuance of shares or other equity interests (or securities convertible into or exercisable for such shares or interests) in Zoom or any of its subsidiaries representing 20% or more of the issued and outstanding equity or voting interests of Zoom.

For the purpose of this Letter of Intent, "Superior Proposal" means a bona fide Acquisition Proposal that is made in writing after the date hereof and that the Zoom Board determines in good faith after consultation with its legal and financial advisors:

(a) is in compliance with applicable securities laws;

(b) that funds or other consideration necessary for the consummation of such Acquisition Proposal are available to ensure that the third party will have the funds necessary for the consummation of the Acquisition Proposal;

(c) if consummated in accordance with its terms, would result in a transaction financially superior for Zoom and its security holders than the transaction contemplated by this Letter of Intent;

(d) is reasonably capable of completion in accordance with its terms taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal; and

(e) that the taking of action in respect of such Acquisition Proposal is necessary for the Zoom Board in discharge of its fiduciary duties under applicable Laws.

If there is any action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving either of the parties or their respective directors or officers pending or threatened, parties shall discuss the termination of the Proposed Transaction.

In the event that Zoom's Board fails to approve the Proposed Transaction during the Exclusivity Period for any reasons other than (i) material breach of this Letter of Intent or Definitive Agreement on the part of Tinho, (ii) Zoom's Board is not satisfied with its due diligence on Tinho, (iii) the Parties fail to reach a Definitive Agreement, or (iv) failure of any closing conditions (which is beyond Zoom's control) set forth in the Letter of Intent or the Definitive Agreement, Zoom shall pay Tinho or an entity or person designated by Tinho a break-up fee in the amount of US$2.0 million.

In the event Tinho or Target fails to approve the Proposed Transaction during the Exclusivity Period for any reasons other than (i) material breach of this Letter of Intent or Definitive Agreement on the part of Zoom, (ii) failure of any closing conditions (which is beyond Tinho or Target's control) set forth in the Letter of Intent or the Definitive Agreement, (iii) Tinho or the Target is not satisfied with its due diligence on Zoom, or (iv) Zoom is no longer listed on the NasdaqCM and Zoom is deemed by NasdaqCM to be subject to NasdaqCM's seasoning rules, Tinho and Target agree to pay Zoom a break-up fee in the amount of US$2.0 million.

Termination

This Letter of Intent shall terminate upon the earlier of (i) the execution of the Definitive Agreement, or (ii) the end of Exclusivity Period. Except as otherwise expressly stated in this Letter of Intent, upon such termination, the provisions of this Letter of Intent shall be of no further force or effect and no party shall have any liability to any other party hereunder, except for breaches of this Letter of Intent that occurred prior to termination.

Representations and Warranties:

In the Definitive Agreement, Zoom and Tinho will make customary representations and warranties relating to the business, financial condition, contracts, liabilities, employees and prospects of Zoom (which shall survive the Closing).

Indemnification:

(i) Indemnification for both parties:

Before the termination of the Definitive Agreement, in addition to other indemnities expressly provided herein and in the Definitive Agreement, each party's sole remedy is to rescind the Definitive Agreement.

(ii) Insurance:

Any indemnification payments hereunder or under the Definitive Agreement shall be reduced by any insurance proceeds or other third party reimbursements actually received by the party to whom such indemnification payments are due.

(iii) Survival of indemnification obligations:

The representations and warranties of Zoom and Tinho under the Definitive Agreement shall survive until the first anniversary of the Closing.

Confirmatory Due Diligence:

Upon acceptance of the Letter of Intent, both parties will cause their respective auditors to fully cooperate with the other party. Both parties and their employees, officers, directors, advisors, legal counsel, accountants, agents and representatives (the "Zoom Representatives" and "Tinho Representatives") will conduct due diligence, including, as necessary, visiting and inspecting all operational facilities and meeting with management. The Zoom Representatives and Tinho Representatives will extend their full cooperation and their respective representatives in connection with such investigation and will provide the other party's representatives with full access during normal business hours to their books and records, facilities, accountants, management, officers, directors and key employees for the purpose of conducting such due diligence investigation.

Transaction Costs:

Each Party shall be responsible for its own costs and expenses in negotiating the Proposed Transaction, preparing and negotiating the Definitive Documents and preparing all required disclosure relating to such Party in connection with documents required to be filed with the SEC and other regulatory authorities in connection with the Proposed Transaction.

Governing Law & Jurisdiction:

State of New York

If there is a dispute, the parties shall first engage in a mediation, and if the dispute is still unresolved following such mediation, either party should have the right to seek other means of resolution under the law of the State of New York.

Closing Date:

The date on which the Proposed Transaction closes shall be referred to herein as the "Closing". Both parties hope to close and complete the acquisition by June 30, 2014 (estimate). However, failure to close the Proposed Transaction by June 30, 2014 in itself shall not effect a termination of the Proposed Transaction. Both Zoom and Tinho acknowledge that the Proposed Transaction will be subject to shareholder approval by Zoom's shareholders.

Confidentiality:

The parties to this Letter of Intent acknowledge and agree that the existence and terms of this Letter of Intent and the Proposed Transaction are strictly confidential and further agree that they and their respective representatives, including without limitation, shareholders, directors, officers, employees or advisors, shall not disclose to the public or to any third party the existence or terms of this Letter of Intent or the Proposed Transaction other than with the express prior written consent of the other party, except as may be required by applicable law, rule or regulation, or at the request of any governmental, judicial, regulatory or supervisory authority having jurisdiction over a party or any of its representatives, control persons or affiliates (including, without limitation, the rules or regulations of the SEC or FINRA), or as may be required to defend any action brought against such party in connection with the Proposed Transaction. If a party is so required to make such a disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that the disclosure is required, and the time and place that the disclosure will be made. In such event, the parties will work together to draft a disclosure that is acceptable to both parties. The parties acknowledge and agree that the provisions of the Confidentiality Agreement dated November 27, 2013 by and between Zoom and Maxim Group LLC in conjunction with Maxim Group LLC's introduction of Zoom and Tinho govern the parties under this Letter of Intent as if fully set forth herein.

Publicity:

The Company shall file a Form 8-K (or similar form as required by the SEC) within four (4) business days following (i) the execution of this Letter of Intent; (ii) the execution of the Definitive Agreement; and (iii) the Closing, including the Audited Financial Statements for the fiscal years ended December 31, 2013, 2012 and 2011. Further, the Company may file a proxy statement on Schedule 14A, which is required to contain such Audited Financial Statements of Tinho, to obtain shareholder approval of the Proposed Transaction.

Notices:

All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Letter of Intent shall be in writing, and shall be delivered by personal service, courier, facsimile transmission, electronic mail or by first class, registered or certified mail, postage prepaid, to the party at the address set forth herein. Any Notice, other than a Notice sent by registered or certified mail or facsimile transmission, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the seventh day following deposit in the mails; a Notice sent by facsimile transmission shall be effective when transmitted so long as the transmitting machine has provided electronic confirmation of such transmission. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this paragraph.